Exhibit 3.3

Business License

(Duplicate) (2-1)

Unified Social Credit Identifier: 91210311MA10P76DL

Enterprise Name: Wude Agricultural Technology (Shanghai) Co., Ltd.

Type of Enterprise: Limited Liability Company

Address: Room 2382, Building 2,181 Songyu Road, Tinglin Town, Jinshan District, Shanghai

Legal Representative: HUANG GUOMING

Registered Capital: RMB2000,0000

Date of Establishment: 29 September2020

Scope of operation: Validity Term: Sustainable operation Software technology development and technical consultation; e-commerce (involving pre-administrative licensing, pre-administrative licensing documents must be obtained before operation); website construction; advertisin

Licensing items: food business; import and export of goods; import and export of technology. General projects: technical services, technology development, technical advice, technology exchange, technology transfer, technology extension; information technology advisory services; intelligent agricultural management; information advisory services (excluding licensing information advisory services); information advisory services (excluding licensing information advisory services); marketing planning; domestic freight transport agents; vegetable cultivation; Chinese herbal medicine cultivation; fruit cultivation; flower cultivation; purchase of primary agricultural products; Internet sales (except for the sale of licensing); retail of hardware products; Edible agricultural products retail; clothing retail; shoes and hats retail; household appliances sales; agricultural machinery sales; daily sales; office supplies sales; needle textiles and raw materials sales; wholesale edible agricultural products; packaging materials and products sales. (In addition to projects subject to approval in accordance with the law, the business license to carry out their own business activities according to law)